Via Facsimile and U.S. Mail
Mail Stop 6010


March 24, 2006


Ms. Rose C. Perri
Chief Operating Officer, Chief Financial Officer,
Treasurer and Secretary
Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Canada M5J 2G2

Re:	Generex Biotechnology Corporation
	Form 10-K for Fiscal Year Ended July 31, 2005
	Filed on October 31, 2005
	File No. 000-25169

Dear Ms. Perri:

We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joseph J. Roesler
								Accounting Branch Chief

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Ms. Rose C. Perri
Generex Biotechnology Corporation
March 2, 2006
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